Code of Ethics

Updated: March 2016

SATURNA CAPITAL CORPORATION
SATURNA BROKERAGE SERVICES, INC.
SATURNA TRUST COMPANY
SATURNA SDN. BHD.
SATURNA INVESTMENT TRUST
AMANA MUTUAL FUNDS TRUST

Preamble

Our clients' interests come first. We must avoid even the appearance of impropriety. We must not take inappropriate advantage of our positions and access to information.

All persons must comply with applicable federal and state securities laws, as well as the rules of applicable self-regulatory organizations such as the Financial Industry Regulatory Authority.

The board of directors of Saturna Capital Corporation, acting for itself and its subsidiaries, and the board of trustees of both Saturna Investment Trust and Amana Mutual Funds Trust adopted this Code of Ethics to assist in maintaining the highest standards of conduct. Saturna Capital and its affiliates encourage private investment activities, but such activities must be carried out within the letter and spirit of this Code. These boards must approve any material change to this Code of Ethics. Questions should be brought to the attention of the Chief Compliance Officer.

By accepting employment with the Adviser and its subsidiaries, or association with a Fund, you have agreed to be bound by this Code. This Code is a part of the Saturna Manual, which governs the operations of Saturna Capital and its affiliates. Each employee annually certifies in writing his understanding of and intention to comply with this Code. Fund trustees must annually disclose various prescribed details.

Section 1 — Definitions

  "Adviser" means Saturna Capital Corporation, including any of its subsidiaries. Adviser does not include any consultant or sub-advisor whose only role is to advise on general principles.
  "Access Person" means (1) any director, officer, or employee of the Adviser (or of any company controlled by the Adviser) and (2) any Fund trustee:
    who in connection with his regular functions or duties, makes, participates in, or has access to information regarding security transactions by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such transactions; and
    any natural person in a control relationship to any client of the Adviser who obtains information concerning recommendations made to the client concerning security transactions.
  "Beneficial Ownership" has the same meaning as used in Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934. "Direct or indirect beneficial ownership" means direct or indirect influence or control or ownership of any beneficial interest. The terms of Rule 16a are incorporated herein by reference and shall control any determination hereunder.In general, and without limiting the foregoing, a person has Beneficial Ownership in any securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such Beneficial Ownership may be rebutted; or
    by related partnerships, trusts, corporations or other arrangements.
  "Business Entertainment" means ordinary and usual business entertainment such as an occasional meal, ticket to a sporting event or theater, or comparable entertainment, so long as it is neither so frequent nor so extensive as to raise any question of propriety and the person providing the Business Entertainment must accompany the recipient to any such function.
  "Chief Compliance Officer" means the person designated by the Adviser and the Fund to act in that capacity under Rule 38a1 of the U.S. Investment Company Act of 1940 or similar authority. Any action, duty or responsibility delegated to the Chief Compliance Officer under this Code of Ethics may, in his absence, (and shall, with respect to actions involving the personal transactions of the Chief Compliance Officer) be performed by another Compliance Officer or the President. Any action, duty or responsibility of Saturna Capital's Chief Compliance Officer under this Code is the responsibility of the Compliance Officer of a subsidiary where such Officer is employed.
  "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.
  "Disinterested Trustee" means a trustee of a Fund who is not an Interested Person of the Fund. Only for purposes of this Code, Disinterested Trustee shall include a trustee of a Fund who, though an Interested Person of the Adviser by virtue being solely a consultant to a Fund, is not an employee, officer or director of the Adviser.
  "Fund" means any U.S. registered investment company adopting this Code of Ethics.
  "Gift" includes anything of value, but does not include ordinary and usual "Business Entertainment".
  "Interested Person" of another person means, when used with respect to a Fund:
    any affiliated person of such company,
    any member of the immediate family of any natural person who is an affiliated person of such company, any Interested Person of any investment adviser or principal underwriter for such company, any person or partner or employee of any person who at any time since the beginning of the last two fiscal years of such company has acted as legal counsel for such company, any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer, and any natural person whom the Securities and Exchange Commission by order shall have determined to be an Interested Person by reason of having had, at any time since the beginning of the last two fiscal years of such company, a material business or professional relationship with such company or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company. Provided that no person, or member of his immediate family, shall be deemed to be an Interested Person of a Fund solely because of his being a member of its board of trustees or advisory board or an owner of its securities. Solely for the purpose of defining Interested Person "member of the immediate family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships.
  "President" means the president of Saturna Capital, the president of a subsidiary of Saturna Capital relating to employees of that subsidiary, or the president of a Fund.
  "Purchase or sale of a security" includes, among other things, the purchase or sale of a derivative (such as an option or future) to purchase or sell a security. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when that person seriously considers making such a recommendation.
  "Reporting Account" means the account(s) maintained by Access Persons for reporting transactions covered by this Code on Saturna's own portfolio system (NEPTUNE), or on any other portfolio system having the monitoring functionality required by the Chief Compliance Officer.
  "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, investment fund (including mutual funds, hedge funds, unit trusts, and exchange-traded funds) certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, option or right to purchase or sell, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Security does not include direct obligations of a sovereign government (including short-term debt securities that are government securities within the meaning of law), bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other high-quality short-term debt instruments, and securities based upon a recognized market index [including derivatives (such as options or futures) based on a market index].
  "Security held or to be acquired" by a client means any security (including any option on a security and any security that is convertible into or exchangeable for) which, within the most recent fifteen (15) days:
    is or has been held by such client, or
    is being or has been considered by such client or the Adviser for purchase by such client.

Section 2 — Exempted Transactions

The transaction prohibitions of Section 3 of this Code shall not apply to:

  Securities not Eligible for Clients. Transactions in securities that are not eligible for purchase or sale by any client.
  Non-volitional Transactions. Transactions that are non-volitional by either the Access Person or any client (including transactions with respect to which such Access Person has no actual advance knowledge of a given trade).
  No Control. Transactions effected in any account over which the Access Person has no direct or indirect influence or control.
  Automatic Investment Plans. Transactions made automatically in accordance with a predetermined schedule and allocation, such as dividend reinvestment plans.
  Rights Offerings. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
  Approved Transactions. Transactions that receive the prior approval of the Chief Compliance Officer on the basis that they do not present the types of conflicts of interest or potential harm intended to be covered by this Code of Ethics.
  Disinterested Trustees. Transactions by a Fund Disinterested Trustee, or Fund Officer who is not an affiliated person of the Adviser, are subject to the provisions of Sections 3 and 5 only if the Trustee/Officer, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee/Officer, should have known that, during the fifteen calendar day period immediately preceding or after the date of the transaction by the Trustee/Officer, such security was purchased or sold by the Fund or was being considered for purchase or sale for clients of its Adviser.
  Insignificant Position.
    Transactions that result in an open (long or short) security position (or derivatives thereon) no larger than $10,000 USD or foreign equivalent. This provision does not apply to Initial Public Offerings or Private Placements.
    Transactions that result in an open (long or short) security position (or derivatives thereon) no larger than 1% of the average daily trading volume for the last month.
    Transactions that result in an open security position no larger than 2,000 shares (or derivatives thereon) for any stock in the Standard & Poor's 500 Index, or 500 shares (or derivatives thereon) for any stock in the Standard & Poor's 400 Mid-Cap Index or Standard & Poor's 600 Small-Cap Index.
    Transactions that result in an open security position no larger than 500 shares (or derivatives thereon) for any stock in the primary equity index of the primary security exchange of any country.
  Exchange Act Section 28(e) transactions. Transactions executed by Saturna Brokerage Services for a Fund within the safe harbor of Section 28(e) of the Exchange Act of 1934 will not be deemed to violate the Act's Section 17(e) general prohibitions.
  Not a Security. Transactions in investments specifically stated as not being a Security in the Section 1 definitions, nor transactions in separately managed accounts of a registered investment adviser.

Section 3 — Prohibited Transactions

After applying the transaction exemptions of Section 2 of this Code:

  Pre-Clearance Required. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect Beneficial Ownership without first obtaining the permission of the Chief Compliance Officer, who shall make reasonable inquiry as to the trading or proposed trading or pending purchase or sale orders by clients of the Adviser in such security. The Adviser will maintain records of the approval of, and rationale supporting, the acquisition of investments in IPO's and private placements for at least five years after the end of the fiscal year in which the approval is granted.
  Conflicting Trades. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect Beneficial Ownership, if the person knows at the time of the transaction that the security is being considered, or within five calendar days preceding the proposed transaction has been considered, for purchase or sale by any client; or
    is being purchased or sold by any client, or was purchased or sold by a client within the five calendar days preceding the Access Person's transactions; or
    is designated by the Adviser as a "Recommended Security" for consideration of client purchase or sale. However, an Access Person may participate as part of a "bunch" order with clients simultaneously purchasing or selling a security. The Adviser must determine that, for each transaction, bundling is consistent with best execution and no client is favored.
  In appropriate cases the Chief Compliance Officer may waive such prohibition in his discretion if all client trades have been cleared or executed.
  Initial Public Offerings. No Access Person may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect Beneficial Ownership and which to his actual knowledge at the time of such purchase or sale, is the subject of an initial public offering. An initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
  Private Placements. No Access Person may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect Beneficial Ownership, if such transaction is not in the open market, or if such transaction is made pursuant to any exemption from the registration provisions of the federal securities laws unless such transaction has been approved in advance by the Chief Compliance Officer.
  Provided, that in determining whether to grant permission for such private placement, the Chief Compliance Officer shall consider, among other things, whether such offering should be reserved for a Fund or other client of the Adviser, and whether such transaction is being offered to the person because of his or her position with the Adviser.
  Provided further, that any such person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of the Adviser, and that the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.
  Principal Transactions. No Access Person nor the Adviser may effect a transaction as principal with a client.
  Short-swing trades. No Access Person may purchase then sell, or sell then repurchase, any security within 10 calendar days. The Chief Compliance Officer may, for good cause shown, permit a short-swing trade, but shall record the reasons and grant of permission with the records of the Code.

Section 4 — Prohibited Activities

  Gifts and Gratuities
    Limit on Gifts: No Access Person, whether directly or indirectly, shall give or receive a Gift in excess of $100 per year to or from any person associated in any capacity with another firm. All Gifts must be reported to the Chief Compliance Officer within 30 days of receipt.
    Business entertainment: No Access Person may provide Business Entertainment to any person from whom Saturna is soliciting business or with whom Saturna is conducting business, in excess of the dollar limit applicable to such person as established by the President or Chief Financial Officer of Saturna. For purposes of this rule, trustees of the Funds and investment advisory clients of Saturna are not considered to be "doing business" with Saturna.
    Payment or Reimbursement of Expenses. Payments of an Access Person's or trustee's ("Attendee") expenses in connection with meetings held by an offeror or by a securities brokerage firm, for the purpose of training or education of the Attendee may be received, provided that:
      The Attendee keeps, including all compensation received, the name of the offeror or brokerage firm, the amount of cash received, and the nature and, if known, value of any non-cash compensation;
      The Attendee obtains the President's or Chief Compliance Officer's prior approval to attend the meeting;
      The location is appropriate to the purpose of the meeting, which shall mean an office of the offeror or the brokerage firm, or a facility located in the vicinity of such office, or a regional location with respect to regional meetings;
      The payment or reimbursement is not applied to the expenses of guests of the Attendee; and
      The payment or reimbursement by the offeror or brokerage firm is not subject to any conditions.
    The limits of this paragraph shall not apply to any expenses incurred by any Fund or trustee which are paid by the Adviser in connection with any meeting, conference, education or other activity of any kind related to business of a Fund.
  Directorships. No Access Person shall serve as director of any publicly traded company without first obtaining approval of the President. Any such approval shall be based on a determination by the President that such board service will be consistent with the interests of the clients of the Adviser, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. At the direction of the President, in his or her sole discretion, such person may be required to resign from such directorship.
  Brokerage accounts. No Access Persons may, directly or indirectly, have an interest in any brokerage or trading account outside of the Reporting Account. Access Persons shall arrange to transfer outside accounts to a Reporting Account upon employment.
    The President may permit, in unusual circumstances and for good cause, an Access Person to maintain an account other than the approved brokerage Reporting Account.
    If an Access Person is permitted to maintain an account not with Saturna Brokerage Services, then the Access Person must have no advance knowledge or control of any transaction in such account, and shall be responsible for maintaining on a mirroring Reporting Account an accurate history of all security transactions that are required to be reported under this Code, and shall instruct the manager or custodian with which such account is maintained to send copies of security transaction confirmations and periodic statements directly to the Chief Compliance Officer.
  Short Sales and Derivatives.
    No Access Person may sell short any security on the Adviser's Recommended List. Portfolio managers may not conduct short sales of any security
    No Access Person may purchase any derivative or other security in combination with any other derivatives or securities from which the Access Person would, directly or indirectly, benefit from a price decline in any stock on the Recommended List.
  Waivers. The Chief Compliance Officer, in unusual circumstances and for good cause shown, may recommend to an ad hoc committee consisting of the Chief Compliance Officer plus one other director of Saturna, the waiver of any of the prohibitions in Section 3 and Section 4 as to any particular set of circumstances, and such prohibition may be waived in such limited circumstances by such ad hoc committee. A copy of the minutes of their deliberations shall be maintained with the records regarding enforcement of this Code of Ethics.

Section 5 — Reporting

  Reporting Accounts.
    As provided in Section 4(c), Access Persons who own or trade Securities must maintain Saturna brokerage and/or mutual fund accounts, hold all of their Securities in those accounts, and perform all trading through those accounts. Investments defined in Section 1 as not being a Security and in non-Saturna investment funds (such as mutual funds) do not need to be held, reported or traded with Saturna Brokerage Services. Transactions in Saturna Funds are automatically reported via the Saturna transfer agent system.
    Reporting Accounts are marked as "employee" registrations to facilitate monitoring.
    Access Persons may keep records of securities in which they have indirect Beneficial Ownership in separate Reporting Account(s) from those in which they have direct Beneficial Ownership, or may combine those holdings in a single Reporting Account.
  Trade reporting.
    If not done automatically, Access Persons shall report transactions in any security in which such person has, or because of such transaction acquires, any direct or indirect Beneficial Ownership.
    Every report shall be made not later than ten (10) days after the end of the execution of the transaction, and shall contain the following information:
      The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
      The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
      The price at which the transaction was effected;
      The name of the broker, dealer, fund distributor, or bank with or through whom the transaction was effected; and
      The date that the report was submitted.
  Review of reports.
    The Chief Compliance Officer shall be responsible for a quarterly review, as prepared by the Reporting Account system, which compares Reporting Account securities transactions of Access Persons with completed portfolio transactions of clients to determine whether a violation of this Code of Ethics may have occurred. The Adviser will provide each Access Person with a list of the Reporting Accounts identified as relating to that person.
    At their first regular meeting in each calendar year, the Fund boards must be provided and review an annual report from the Adviser on compliance for the previous year. The Boards must receive a certification that the Fund and the Adviser "have adopted procedures reasonably necessary to prevent Access Persons from violating" their codes (a) before approving this Code of Ethics and (b) "not less frequently than annually" thereafter. The annual report to the Fund boards must describe any issues and material violations arising under this Code since the last report.
  Not considered admission. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.
  Certification.
    No later than 10 days after becoming an Access Person, each Access Person shall meet with the Chief Compliance Officer to discuss the requirements of this Code. For the date the person became an Access Person, the Access Person shall deliver a record of all Securities (including name and quantity) in which the Access Person has a direct or indirect Beneficial Ownership, including the name of any broker, dealer or bank with whom the Access Person maintained an account. The Access Person shall provide evidence that the Access Person has made provision to open an account with Saturna Brokerage Services or another approved brokerage firm, and as soon as practicable, arrange to transfer all Securities holdings to that account and close any previous outside accounts.
    At the end of the first month of employment, the Access Person shall demonstrate that he has completed the process of closing all outside accounts and moving all holdings to the approved brokerage firm. The Chief Compliance Officer will provide appropriate guidance and assistance to the Access Person if needed to complete the process.
    In conjunction with the Adviser's annual employee compliance meeting (normally held in August), and more frequently if instructed by the Chief Compliance Officer, all Adviser personnel shall certify (a) the accuracy of the inventory of their Reporting Account securities holdings, and (b) to their knowledge of and compliance with this Code of Ethics.
    An Access Person's willful non-compliance with completion of this process shall be considered a violation of this Code of Ethics.

Section 6 — Disclosures

  Fund trustee disclosures. Primarily through an annual questionnaire, Fund trustees must disclose ownership interests in Fund securities, qualifications for their Fund positions, compensation, meeting attendance, potential conflicts of interest, and other details specified in SEC regulations. Questions are directed to Fund legal counsel or the Chief Compliance Officer.
  Code of Ethics disclosure. Funds disclose in their registration statements (1) that the Funds and the Adviser have adopted this Code of Ethics, (2) that this Code permits personnel to invest in securities for their own accounts, and (3) that this Code is on public file, and available from, the SEC. This Code of Ethics is filed as an exhibit to the Funds' registration statements and is available online at Saturna websites.
  Investment recommendation disclosures. No person may recommend or attempt to cause any securities transactions by a client or participate in any investment decision without disclosing his interest in the securities.
  Insider Trading.
    Persons obtaining material nonpublic information shall refrain from disclosing that information to anyone. Additionally, no person may trade in the securities to which the information relates.
    Persons who are aware of the misuse of material nonpublic information should report such to the Chief Compliance Officer.

Section 7 — Sanctions

Possible violations of this Code of Ethics must be reported to the Chief Compliance Officer immediately, or in the absence of the Chief Compliance Officer, to any Compliance Officer, the President, or to any Director. Possible violations shall be promptly investigated, and violations reported through the Chief Compliance Officer to the President and board of directors of the Adviser, with copies to Fund boards. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the Chief Compliance Officer. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. The President or board of directors of the Adviser may impose such sanctions for violation of this Code of Ethics as deemed appropriate, including, but not limited to:

  letter of censure;
  suspension or termination of the employment;
  reversal of a securities trade at the violator's expense and risk, including disgorgement of any profit; and
  in serious cases, referral to law enforcement or regulatory authorities.

Appendix A

Sarbanes-Oxley SOX Code of Ethics for the
Principal Executive Officer and Principal Financial Officer
of
Amana Mutual Funds Trust
Saturna Investment Trust

  COVERED OFFICERS/PURPOSE OF THE SOX CODE

This Sarbanes-Oxley SOX Code of Ethics (the "SOX Code") for the series of funds (each, a "Fund" and collectively, the "Funds") of Amana Mutual Funds Trust and Saturna Investment Trust (each, a "Trust" and collectively, the "Trusts") applies to each Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers," identified on Schedule A). The purpose of this SOX Code is to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds;
  Compliance with applicable laws and governmental rules and regulations;
  The prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and
  Accountability for adherence to the SOX Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

  COVERED OFFICERS SHOULD HANDLE ETHICALLY ANY ACTUAL AND APPARENT CONFLICTS OF INTEREST

A "conflict of interest" occurs when a Covered Officer's personal interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, were to receive improper personal benefits as a result of his position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the investment adviser to each of the Funds. The compliance programs and procedures of the Funds and Saturna Capital Corporation ("Saturna") are designed to prevent, or identify and correct, violations of such requirements. This SOX Code does not, and is not intended to, repeal or replace those programs and procedures, and such conflicts fall outside of the parameters of this SOX Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each of the Funds and Saturna, for which the Covered Officers may also serve as trustees, officers, or employees. As a result, this SOX Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for Saturna, or for both), be involved in establishing policies and implementing decisions that will have different effects on Saturna and each of the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between each of the Funds and Saturna and is consistent with the performance by the Covered Officers of their duties as officers of one or more Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Boards of Trustees of each Trust (collectively, the "Board of Trustees") that the Covered Officers may also be directors, officers, or employees of Saturna and are covered by this SOX Code and by a separate code of ethics.

Other conflicts of interest are covered by this SOX Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under this SOX Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive and cannot consider every possible scenario. As such, the overarching principle that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund shall govern and shall be the standard by which a Covered Officer's conduct is judged under this SOX Code.

Each Covered Officer must not:

  Use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and
  Cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund.

There are some potential conflict of interest situations that should be discussed with Saturna's Chief Legal Officer if material. Examples of these include:

  Service as a director on the board of any public company;
  Any direct ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than Saturna or any affiliated person of Saturna;
  A direct or indirect financial interest in commissions, transaction charges, or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer's employment, such as compensation or as director, officer, shareholder, or employee of Saturna.

  DISCLOSURE & COMPLIANCE

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations. In addition, each Covered Officer:

  Should familiarize himself with the disclosure requirements generally applicable to the Funds;
  Should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside Saturna or a Fund, including to a Trust's Independent Trustees and auditors, and to governmental regulators and self-regulatory organizations; and
  Should, to the extent appropriate within his area of responsibility, consult with other officers of the Trust and employees of Saturna with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.
  REPORTING AND ACCOUNTABILITY

Saturna's Chief Legal Officer is responsible for applying this SOX Code to specific situations in which questions are presented under it and has the authority to interpret this SOX Code in any particular situation. The Chief Legal Officer may consult, as appropriate, with the Independent Trustees, and/or counsel to the Independent Trustees, and is encouraged to do so. However, any approvals or waivers sought by the Covered Persons will be considered and approved by the Independent Trustees.

Each Covered Officer must:

  Upon adoption of the SOX Code, affirm in writing to the Board of Trustees that he has received, read, and understands the SOX Code;
  Annually thereafter affirm to the Board of Trustees that he has complied with the requirements of the SOX Code;
  Report at least annually such affiliations or other relationships related to conflicts of interest as covered by the Annual Directors & Officers Questionnaire;
  Not retaliate against any employee or member of Saturna for reports of violations or potential violations of law or this SOX Code that are made in good faith; and

  Notify Saturna's Chief Legal Officer promptly if he is aware of any violation or potential violation of law or this SOX Code, recognizing that failure to do so is itself a violation of this SOX Code.

Each of the Funds will follow these procedures in investigating and enforcing this SOX Code:

  Saturna's Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him;
  If, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action, but he shall discuss with the Trust's Independent Trustees at its next regularly scheduled meeting his investigation and conclusion;
  Any matter that the Chief Legal Officer believes is a violation will be reported to the Independent Trustees;
  If the Independent Trustees concur that a violation has occurred, the Independent Trustees will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Saturna; or a recommendation to dismiss the Covered Officer;
  The Independent Trustees will be responsible for granting waivers, as appropriate; and
  Any changes to or waivers of this SOX Code will, to the extent required, be disclosed as provided by SEC rules.
  OTHER POLICIES AND PROCEDURES

This SOX Code shall be the sole SOX Code of ethics adopted by the Trusts (on behalf of each Fund) for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. To the extent that they overlap or conflict, the provisions of this SOX Code supersede the policies and procedures of the Funds and the Funds' adviser, principal underwriter, and other service providers. The Funds' and Saturna's Code of Ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this SOX Code.

  AMENDMENTS

Except as to the individuals listed on Schedule A, this SOX Code may not be amended except in written form, which shall be explicitly approved or ratified by a majority vote of each Trust's Independent Trustees.

  CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this SOX Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this SOX Code, such matters shall not be disclosed to anyone other than the Independent Trustees and their independent legal counsel.

  INTERNAL USE

The SOX Code is intended solely for the internal use by each of the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

SCHEDULE A

Persons Covered by this SOX Code of Ethics Nicholas F. Kaiser Christopher R. Fankhauser	Position with Trusts Principal Executive Officer Principal Financial Officer

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